Exhibit 10.2

The TJX Companies, Inc. Executive Severance Plan

1.
Effective Date; Introduction. The Plan shall be in effect from and after the Effective Date until it is terminated in accordance with Section 9 below. The purpose of the Plan is to provide certain benefits upon and following termination of employment to, and to obtain or continue in force for the Employer’s benefit certain binding commitments by, Participants as set forth in more detail below. As to any Participant, and except as hereinafter provided, the Plan:

(a)
supersedes the provisions of any noncompetition covenant by which the Participant might otherwise be bound that is contained in any agreement, plan or program of the Employer or to which the Employer is a party (any such covenant, an “other noncompetition covenant”); provided, that to the extent any other agreement, plan or program of the Employer or to which the Employer is a party refers to an other noncompetition covenant (whether set forth therein or elsewhere), it shall be deemed instead to refer, mutatis mutandis, to the noncompetition provisions of Section 8 hereof; and further provided, for the avoidance of doubt, that nothing herein shall be deemed to have superseded any other restrictive covenant (for example, relating to nonsolicitation or confidentiality) in any other agreement, plan or program; and

(b)
applies to all Covered Benefits (and to the extent any Covered Benefit is provided under, or otherwise governed by, the terms of any other agreement, plan or program, the Plan shall be deemed to have supplemented, amended and as applicable superseded any inconsistent provisions of such other agreement, plan or program).

For the avoidance of doubt, nothing in the Plan shall be construed as affecting a Participant’s entitlement to any benefits under any tax qualified pension plan of the Employer. For the further avoidance of doubt, nothing in the Plan or in any Participation Agreement shall be construed to result, whether under the Plan or any other agreement, plan or program of the Employer or to which the Employer is a party, or any combination thereof, in any duplication of any benefit. Without limiting the generality of the Administrator’s discretionary authority under Section 3, the Administrator will have compete discretion to apply the preceding “non-duplication” provision and the Administrator’s determination as to the application of this Section 1 in any case shall be final and binding on all parties.

2.	Definitions. Terms used in the Plan that are not otherwise defined shall have the meanings set forth in Appendix A, the provisions of which are incorporated herein by reference.

3.
Plan Administration. The Plan is intended to be a “welfare plan” as defined in Section 3(1) of ERISA that is described in Sections 201(2), 301(a)(2) and 401(a)(1) of ERISA, and shall be construed accordingly. The Plan shall be administered by the Administrator. No individual who is a Participant or Eligible Employee shall, or shall have any power or authority hereunder to, exercise any power or make any determination as Administrator that could affect such individual’s rights or interests under the Plan. Subject to the foregoing and further subject to Section 10(d), the Administrator shall have the power and authority to: administer all aspects of the Plan; construe and interpret the provisions of the Plan; determine all questions arising in connection with Plan administration; adopt such rules for Plan administration as it deems necessary or desirable; and delegate such duties as it deems necessary or desirable (and the term Administrator shall be deemed to include such delegate acting within the scope of the delegation). The Administrator shall discharge its duties and exercise its authority in its absolute discretion, on a group or case-by-case basis, and any reference in this Plan to any determination or other action by the Administrator shall mean the Administrator acting in its absolute discretion.

4.
Effect of Participation Agreement. By executing a Participation Agreement, a Participant shall be deemed to have agreed to all provisions of the Plan applicable to such Participant (that is, the generally applicable provisions of the Plan as modified by the Participation Agreement).

5.
General Release. Except for payment of any accrued and unpaid base salary and subject to such exceptions as the Administrator in its discretion may determine for the payment of other amounts accrued and vested prior to the Date of Termination, any obligation of the Company to provide compensation or benefits under the Plan and (to the extent permitted by law) any vesting of unvested compensation or benefits in connection with or following the Participant’s termination of employment, are expressly conditioned on the Participant’s execution and delivery to the Administrator of an effective release of claims (based on the form the Company generally uses for similarly-situated employees or executives and in such manner as the Administrator may determine, provided that such release shall not contain terms materially inconsistent with the terms of the Plan (including, without limitation and for the avoidance of doubt, the addition or expansion of any restrictive covenants)) as to which all applicable rights of revocation, as determined by the Administrator, shall have expired prior to the sixtieth (60th) calendar day following the Date of Termination (any such timely and irrevocable release, the “Release of Claims”); provided, that in the event of the Participant’s death or incapacity where for unanticipated reasons it is not reasonably practicable for the Participant or his or her representative to give an irrevocable Release of Claims within such period, the Administrator shall consider an extension of the period for delivery of an irrevocable Release of Claims on a basis that in the Administrator’s reasonable determination is consistent with Section 409A and adequately protects the interests of the Company. Any compensation and benefits that are conditioned on the delivery of the Release of Claims under this Section 5 and that otherwise would have been payable prior to such sixtieth (60th) calendar day (determined, for the avoidance of doubt, after taking into account any other required delays in payment, including any six-month delay under Appendix B of the Plan) shall, if the Release of Claims is delivered, instead be paid on such sixtieth (60th) day, notwithstanding any provision of this Plan regarding the time of such payments. The release of claims contemplated by this Section 5 shall be delivered by the Company to a Participant as soon as reasonably practicable after the Date of Termination with respect to such Participant.

6.
Severance Benefits. In the event of a Participant’s Qualifying Termination, the Participant (or, in the event of his or her death, his or her legal beneficiary) shall be entitled to the following Severance Benefits, subject in all cases to the terms of the Plan:

(a) Salary continuation. During the applicable period (the “Termination Period”) set forth in the Participant’s Participation Agreement, the Employer will pay to the Participant or his or her legal representative, without reduction for compensation earned from other employment or self employment, continued base salary at the rate in effect at termination of employment in accordance with its regular payroll practices for executive employees of the Employer (but not less frequently than monthly); provided, that if the Participant is a Specified Employee at the relevant time, the base salary that would otherwise be payable during the six-month period beginning on the Date of Termination shall instead be accumulated and paid, without interest, in a lump sum on the date that is six (6) months and one day after such date (or, if earlier, the date of the Participant’s death); and further provided, that if the Participant is eligible for long-term disability compensation benefits under the Employer’s long-term disability plan, the amount payable under this clause shall be paid at a rate equal to the excess of (i) the rate of base salary in effect at termination of employment, over (ii) the long-term disability compensation benefits for which the Participant is approved under such plan.
(b) Additional COBRA-related payment. If the Participant elects so-called “COBRA” continuation of group health plan coverage provided pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, there shall be added to the amounts otherwise payable under Section 6(a) above, during the continuation of such coverage but not beyond the end of the Termination Period, an amount (grossed up for federal and state income taxes) equal to the participant cost of such coverage, except to the extent that the Participant shall obtain no less favorable coverage from another employer or from self-employment in which case such additional payments shall cease immediately. For the avoidance of doubt, the Participant shall not be eligible for continuation of group health plan coverage from and after the Date of Termination except for any “COBRA” continuation as described in this Section 6(b).
(c) Earned but unpaid MIP and LRPIP. The Employer will pay to the Participant or his or her legal representative, without offset for compensation earned from other employment or self-employment, (A) any unpaid amounts to which the Participant is entitled under MIP for the fiscal year of the Company ended immediately prior to the Participant’s termination of employment, plus (B) any unpaid amounts owing with respect to LRPIP cycles in which the Participant participated and which were completed prior to termination. These amounts will be paid at the same time as other awards for such prior year or cycle are paid.
(d) Prorated MIP for open fiscal year (except following termination due to death or Disability). For any MIP performance period in which the Participant participates that begins before and ends after the Date of Termination, and at the same time as other MIP awards for such performance period are paid, but in no event later than by the fifteenth (15th) day of the third (3rd) month following the close of the fiscal year to which such MIP award relates, the Company will pay to the Participant or his or her legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the MIP award, if any, that the Participant would have earned and been paid had he or she continued in office through the end of such fiscal year, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such fiscal year prior to termination, and the denominator of which is seven hundred and thirty (730); provided, however, that if the Employment Period shall have terminated by reason of the Participant’s death or Disability, this clause (d) shall not apply and the Participant instead shall be entitled to the MIP benefit described in Section 6(h) below.
(e) Prorated LRPIP for open cycles. For each LRPIP cycle in which the Participant participates that begins before and ends after the Date of Termination, and at the same time as other LRPIP awards for such cycle are paid, but in no event later than by the fifteenth (15th) day of the third (3rd) month following the close of the last of the Company’s fiscal years in such cycle, the Employer will pay to the Participant or his or her legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the LRPIP award, if any, that the Participant would have earned and been paid had he or she continued in office through the end of such cycle, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is the number of full months in such cycle completed prior to termination of employment and the denominator of which is the number of full months in such cycle.
(f) Stock Incentive Plan benefits; vested retirement plan benefits. The Participant or his or her legal representative shall be entitled to any awards, or the benefit under any awards, made under the Stock Incentive Plan, and to payment of his or her vested benefits, if any, under any tax-qualified and non-tax qualified retirement plans of the Company, including but not limited to such benefits as the Participant may be owed as a result of his or her participation, if any, under the Company’s tax-qualified profit-sharing and retirement plans, under The TJX Companies, Inc. Supplemental Executive Retirement Plan (“SERP”), under the Company’s frozen General Deferred Compensation Plan (“GDCP”) and under the Company’s Executive Savings Plan (“ESP”), in each case as of the Date of Termination and in accordance with and subject to the terms of the applicable plan, program or arrangement.
(g) Coordination with long-term disability. If termination occurs by reason of Disability, the Participant shall also be entitled to such compensation, if any, as is payable pursuant to the Employer’s long-term disability plan. To avoid duplication of benefits, if for any period the Participant receives long-term disability compensation payments under a long-term disability plan of the Employer as well as payments under Section 6(a) above, and if the sum of such payments for any period exceeds the payment for such period to which the Participant is entitled under Section 6(a) above (determined without regard to the second proviso set forth therein), he or she shall promptly pay such excess in reimbursement to the Employer.
(h) MIP for open fiscal year following termination due to death or Disability. If termination occurs by reason of death or Disability, the Participant shall also be entitled to an amount equal to the Participant’s MIP Target Award for the fiscal year in which the Date of Termination occurs (or if MIP Target Awards for such fiscal year have not yet been granted as of the Date of Termination, the Participant’s MIP Target Award for the prior fiscal year), without proration and based on the Participant’s base salary rate in effect at termination. This amount will be paid at the same time as other MIP awards for such performance period are paid.
(i) Automobile benefits; no other benefits. Except as expressly set forth above or as required by law, the Participant shall not be entitled to continue participation during the Termination Period in any employee benefit or fringe benefit plans, except for continuation of any automobile allowance which shall be added to the amounts otherwise payable under Section 6(a) above during the continuation of such coverage but not beyond the end of the Termination Period.

7.
Payment of Covered Benefits. The Administrator will cause all Severance Benefits to be paid in accordance with the applicable terms of the Plan and all other Covered Benefits in accordance with the terms of the applicable agreement, plan or program, subject in all events to the tax withholding provisions incorporated into the Plan by Section 10(e) and, for the avoidance of doubt, in a manner consistent with the payment and timing rules of Section 409A. If a Participant dies before receiving all Covered Benefits to which he or she remained entitled at death, the Employer will pay the remainder of such Covered Benefits (subject, in the case of Covered Benefits that are not Severance Benefits, to the terms of the applicable agreement, plan or program) to the deceased Participant’s estate.

8.
Restrictive covenants. Without limiting the generality of Section 4, by his or her execution of a Participation Agreement a Participant agrees to be irrevocably bound by the limitations of this Section 8 as well as the other provisions of the Plan during the Employment Period and following a termination of employment from the Company or the Employer for any reason and regardless of whether, in connection with such termination, the Participant is entitled to any Severance Benefits.

(a) Nonsolicitation. During the Employment Period and for a period of twenty-four (24) months thereafter (the “Nonsolicitation Period”), the Participant shall not, and shall not direct any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor) (i) hire, offer to hire, attempt to hire or assist in the hiring of, any “protected person” as an employee, director, consultant, advisor or other service provider, (ii) recommend any protected person for employment or other engagement with any person or entity other than the Company and its Subsidiaries, (iii) solicit for employment or other engagement any protected person, or seek to persuade, induce or encourage any protected person to discontinue employment or engagement with the Company or its Subsidiaries, or recommend to any protected person any employment or engagement other than with the Company or its Subsidiaries, (iv) accept services of any sort (whether for compensation or otherwise) from any protected person, or (v) participate with any other person or entity in any of the foregoing activities. Any individual or entity to which the Participant provides services (as an employee, director, consultant, advisor or otherwise) or in which the Participant is a shareholder, member, partner, joint venturer or investor, excluding interests in the common stock of any publicly traded corporation of one percent (1%) or less, and any individual or entity that is affiliated with any such individual or entity, shall, for purposes of the preceding sentence, be presumed to have acted at the direction of the Participant with respect to any “protected person” who worked with the Participant at any time during the six (6) months prior to termination of the Employment Period. A “protected person” is a person who at the time of termination of the Employment Period, or within six (6) months prior thereto, is or was employed by the Company or any of its Subsidiaries either in a position of Assistant Vice President or higher, or in a salaried position in any merchandising group. As to (I) each “protected person” to whom the foregoing applies, (II) each subcategory of “protected person,” as defined above, (III) each limitation on (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (IV) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of the Plan.
(b) Noncompetition. During the course of his or her employment, the Participant will have learned vital trade secrets of the Company and its Subsidiaries and will have access to confidential and proprietary information and business plans of the Company and its Subsidiaries. Therefore, during the Employment Period and for the duration of the “Noncompetition Period” set forth in the Participant’s Participation Agreement, except as the Board or a committee thereof shall have approved, the Participant will not, directly or indirectly, be a shareholder, member, partner, joint venturer or investor (disregarding in this connection passive ownership for investment purposes of common stock representing one percent (1%) or less of the voting power or value of any publicly traded corporation) in, serve as a director or manager of, be engaged in any employment, consulting, or fees-for-services relationship or arrangement with, or advise with respect to the organization or conduct of, or any investment in, any “competitive business” as hereinafter defined or any Person that engages in any “competitive business” as hereinafter defined, nor shall the Participant undertake any planning to engage in any such activities. The term “competitive business” (i) shall mean any business (however organized or conducted, including, without limitation, an on-line, “ecommerce” or other internet-based business) that competes with a business in which the Company or any of its Subsidiaries was engaged, or in which the Company or any Subsidiary was planning to engage, at any time during the twelve (12)-month period immediately preceding the date on which the Employment Period ends, and in any geographic area in which the Company does business or was actively planning to do business during the Participant’s employment with the Employer or as of the Date of Termination and (ii) shall conclusively be presumed to include, but shall not be limited to, any off-price, reverse logistics, promotional, or warehouse-club-type retail business, however organized or conducted (including without limitation, an on-line, “ecommerce” or other internet-based business), that sells apparel, footwear, home fashions, home furnishings, jewelry, accessories, or any other category of merchandise sold by the Company or any of its Subsidiaries at the termination of the Employment Period. For purposes of this subsection (b), a “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or its Subsidiaries, and reference to any Person (the “first Person”) shall be deemed to include any other Person that controls, is controlled by or is under common control with the first Person. If, at any time, pursuant to action of any court, administrative, arbitral or governmental body or other tribunal, the operation of any part of this subsection shall be determined to be unlawful or otherwise unenforceable, then the coverage of this subsection shall be deemed to be reformed and restricted as to substantive reach, duration, geographic scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable to the greatest extent possible in the particular jurisdiction in which such determination is made.
(c) Confidentiality; Company documents. The Participant shall never use or disclose any confidential or proprietary information of the Company or its Subsidiaries other than as required by applicable law or during the Employment Period for the proper performance of the Participant’s duties and responsibilities to the Company and its Subsidiaries. All documents, records and files, in any media, relating to the business, present or otherwise, of the Company and its Subsidiaries and any copies (“Documents”), whether or not prepared by the Participant, are the exclusive property of the Company and its Subsidiaries. The Participant must diligently safeguard all Documents, and must surrender to the Company at such time or times as the Administrator may specify all Documents then in the Participant’s possession or under his or her control. In addition, upon termination of employment for any reason other than the death of the Participant, the Participant shall immediately return all Documents, and shall execute a certificate representing and warranting that he or she has returned all such Documents in the Participant’s possession or under his or her control. Nothing in the Plan or any Participation Agreement (i) limits, restricts or in any other way affects the Participant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (ii) requires the Participant to notify the Company about such communication. Further, the Participant cannot be held criminally or civilly liable under any federal or state law (including trade secret laws) for disclosing a trade secret or confidential information (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Participant may be held liable if he or she unlawfully accesses trade secrets or confidential information by unauthorized means.
(d) Consequences of breach. If, during the Employment Period or at any time following termination of the Employment Period, regardless of the reason for such termination, the Participant breaches any provision of this Section 8, the Employer’s obligation, if any, to pay benefits under Section 6 hereof shall forthwith cease and the Participant (or, if the Participant shall have died, his or her legal representative) shall immediately forfeit and disgorge to the Company, with interest at the prime rate in effect at Bank of America, or its successor, all of the following: (i) any benefits theretofore paid or payable to the Participant under Section 6; (ii) any unexercised stock options and stock appreciation rights held by the Participant; (iii) if any other stock-based award vested in connection with or following termination of the Employment Period, or at any time subsequent to such breach, the value of such stock-based award at time of vesting plus any additional gain realized on a subsequent sale or disposition of the award or the underlying stock; (iv) in respect of each stock option or stock appreciation right exercised by the Participant within six (6) months prior to any such breach or subsequent thereto and prior to the forfeiture and disgorgement required by this Section 8, the excess over the exercise price (or base value, in the case of a stock appreciation right) of the greater of (A) the fair market value at time of exercise of the shares of stock subject to the award, or (B) the number of shares of stock subject to such award multiplied by the per-share proceeds of any sale of such stock by the Participant; and (v) any Covered Benefit not specifically referenced in Section 8(d)(i), (ii), (iii) or (iv).
(e) Notice and information requirements. In order to ensure the Participant’s compliance with the terms hereof during the Noncompetition Period and the Nonsolicitation Period, the Participant shall notify the Administrator in writing of any change in his or her address and of each new job or other business activity in which he or she plans to engage at least two (2) weeks prior to engaging in such job or activity. Such notice shall state the name and address of any new employer and the nature of the Participant’s position. The Participant further agrees to provide the Administrator with any other pertinent information concerning such business activity as the Administrator may reasonably request in order to determine the Participant’s continued compliance with the terms hereof.
(f) Acknowledgments. The Participant (i) has advised the Administrator that the Participant has carefully read and considered all the terms and conditions of the Plan, including the restraints imposed on the Participant under this Section 8, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, confidential information and other legitimate business interests of the Company and its Subsidiaries, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by them; (ii) agrees that he or she will never assert, or permit to be asserted on his or her behalf, in any forum, any position contrary to the foregoing; (iii) acknowledges and agrees that, were the Participant to breach any of the provisions of this Section 8, the harm to the Company and its Subsidiaries would be irreparable and therefore agrees that, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it and notwithstanding Section 10(d), have the right to preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with enforcing its rights hereunder; (iv) further agrees that, in the event that any provision of the Plan shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, or for any other reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law; (v) and, finally, agrees that the Noncompetition Period and the Nonsolicitation Period shall be tolled, and shall not run, during any period of time in which the Participant is in violation of any of the terms of this Section 8, in order that the Company shall have the agreed-upon temporal protection recited herein.
(g) Separate covenants. If any of the restrictions in this Section 8 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective, and the restrictions contained in each subsection of this Section 8 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.
(h) Binding effect; successors and assigns. The Participant expressly consents to be bound by the provisions of the Plan for the benefit of the Company and its Subsidiaries, and any successor or permitted assign to whose employ the Participant may be transferred, without the necessity that any Participation Agreement or similar agreement be re-signed at the time of such transfer. The Participant further agrees that no changes in the nature or scope of his or her employment with the Employer will operate to extinguish the terms and conditions set forth in Section 8, or otherwise require the parties to re-sign a Participation Agreement or similar agreement.
(i) Survival. The provisions of this Section 8 shall survive the termination of the Employment Period and the termination of the Plan, regardless of the reason or reasons therefor, and shall be binding on the Participant regardless of any breach by the Company or any of its Subsidiaries of any other provision of the Plan and regardless of whether such termination is a Qualifying Termination.

9.
Amendment and Termination. The Committee reserves the right to amend, suspend or terminate the Plan at any time, for any reason, prospectively or retroactively, in whole or in part, by written instrument executed by a duly authorized officer of the Company; provided, that no such action shall materially and adversely impair the rights under the Plan of any Participant, without his or her express written consent. The Administrator further reserves the right to waive any obligation of a Participant under or restriction imposed upon a Participant by the Plan, but no such waiver shall be construed as a waiver of any other provision of the Plan.

10.	Miscellaneous.

(a)	No Assignment or Alienation. Assignment or alienation of any Severance Benefits will not be permitted or recognized except as required by applicable law.

(b)
No Employment Rights. The Plan does not confer on any Eligible Employee the right to continued employment for a specific term. No Eligible Employee shall be entitled, by reason of the Plan, to remain employed by the Employer and nothing in the Plan restricts the Employer’s right to terminate any Eligible Employee’s employment at any time.

(c)	Funding. Benefits payable under the Plan shall be paid from the general assets of the Employer. No trust fund or other segregated fund shall be required to be established for this purpose.

(d)
Claims. Any claim or dispute arising out of or relating to the Plan as applied to a Participant shall (except as otherwise provided in Section 8(f)) be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules & Procedures applicable at the time of commencement of the arbitration by an arbitrator mutually agreed upon by a Participant and the Company or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or a Participant shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Participant and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. In reviewing a decision of the Administrator, the parties agree that the arbitrator(s) shall not be required to defer to any determination of the Administrator. Judgment upon any award rendered by such arbitrator(s) shall be entered in any court having jurisdiction thereof upon the application of either party.

For the avoidance of doubt, the provisions of Section 10(d) of the Plan shall apply in a Participant’s case in lieu of any pre-arbitration administrative procedure that would otherwise be prescribed by the Administrator for the review of benefit claims, whether under ERISA Section 503 or otherwise, unless the Participant in his or her sole discretion shall request in writing that any contested claim be considered instead in accordance with ERISA Section 503 procedures, in which case such ERISA Section 503 procedures shall apply.

(e)	Taxes. The Tax Matters attached hereto as Appendix B are hereby incorporated by reference.

(f)
Applicable Law. The Plan shall be governed by and construed in accordance with ERISA, except that matters under the Plan not preempted by ERISA shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict-of-laws provisions. Subject to Section 10(d), each Participant agrees to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Participation Agreement; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Participation Agreement, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts, that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Participation Agreement or the subject matter thereof may not be enforced in or by such court.

(g)	Plan Year. The plan year is the calendar year.

APPENDIX A
Definitions

For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)
“Administrator”: The Committee and such other persons, including without limitation committees or subcommittees, as the Committee may designate to administer the Plan, in each case to the extent of the powers and duties delegated to them by the Committee hereunder.

(b)	“Board”: The board of directors of the Company.

(c)	“Cause”: As to any Participant, the definition of “Cause” contained in any employment agreement or similar agreement between the Participant and the Employer, as in effect on the Date of Termination.

(d)
“Change of Control”: As to any Participant, a “change of control” of the Company as defined in the Participant’s employment agreement with the Employer or, in the absence of any such agreement, in the Company’s Stock Incentive Plan or any successor plan.

(e)	“Committee”: The Executive Compensation Committee of the Board.

(f)	“Company”: The TJX Companies, Inc.

(g)
“Covered Benefit”: A benefit (including but not limited to a Severance Benefit, a cash incentive or equity award benefit, or a nonqualified deferred compensation benefit) payable or available to a Participant in whole or in part in connection with or following termination of the Employment Period for any reason, whether provided under the Plan or another agreement, plan or program of the Employer or to which the Employer is a party, or any combination thereof, including without limitation accelerated or continued vesting or the payment or delivery of cash or property, to the extent the receipt or retention of such benefit is, by the terms hereof or of such other agreement, plan or program, conditioned upon compliance by the Participant with any nonsolicitation, noncompetition or confidentiality covenant of a type covered by Section 8 of the Plan (or would be so conditioned but for the supersession provisions of Section 1(a) of the Plan); provided, that the term “Covered Benefit” shall not include any benefit to the extent payable by reason of a Change of Control.

(h)	“Date of Termination”: The date of termination of a Participant’s employment with the Employer.

(i)	Effective Date: September 27, 2018

(j)
“Eligible Employee”: Except as otherwise determined by the Administrator, an individual who is employed by the Employer as an executive officer of the Company or other U.S.-based executive at or above the division president job level.

(k)	“Employment Period”: In the case of any Participant, the period during which the Participant is employed by the Employer.

(l)	“Employer”: The Company and its Subsidiaries, or any of them, as the context requires.

(m)	“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

(n)	“LRPIP”: The Company’s Long Range Performance Incentive Plan, as amended from time to time, including any successor.

(o)	“MIP”: The Company’s Management Incentive Plan, as amended from time to time, including any successor.

(p)	“Participant”: An Eligible Employee from and after the date he or she has executed and delivered to the Administrator a Participation Agreement.

(q)
“Participation Agreement”: The instrument, in a form determined by or acceptable to the Administrator, by which an Eligible Employee becomes a Participant. The Administrator may prescribe different terms for different Participation Agreements, including, without limitation, to the extent the Administrator so determines, different Severance Benefits, different restrictive covenants, and different definitions of Qualifying Termination, and shall determine the manner and time period in which a Participation Agreement is to be executed and delivered. With respect to the parties thereto, each Participation Agreement shall be deemed to have been incorporated into the Plan and shall form a part hereof.

(r)
“Plan”: The TJX Companies, Inc. Executive Severance Plan as set forth herein, as the same may be amended and in effect from time to time in accordance with the terms hereof. For the avoidance of doubt, as to any Participant, references to the Plan shall be deemed to include the terms of his or her Participation Agreement.

(s)
“Qualifying Termination”: As to any Participant, the termination of the Participant’s employment occurring prior to a Change of Control by reason of (a) the Participant’s death or Disability, (b) termination by the Employer for any reason other than Cause, (c) termination by the Participant within one hundred twenty (120) days of a requirement by the Employer that the Participant relocate, without his or her prior written consent, more than forty (40) miles from the current corporate headquarters of the Company (but only if (i) the Participant shall have given to the Administrator notice of intent to terminate within sixty (60) days following notice to the Participant of such required relocation and (ii) the Employer shall have failed, within thirty (30) days thereafter, to withdraw its notice requiring the Participant to relocate (for purposes of the foregoing, the one hundred twenty (120) day period shall commence upon the end of the thirty (30)-day cure period, if the Employer fails to cure within such period)), or (d) termination at the end of any term of employment defined under an employment agreement between the Participant and the Employer, unless the Employer in connection therewith shall have offered to the Participant continued service in a position comparable to the position in which the Participant was serving immediately prior to such end date, as reasonably determined by the Administrator. For purposes of the Plan, the term “Disability” shall have the meaning set forth in any employment agreement or similar agreement between the Participant and the Employer, as in effect on the Date of Termination, or, in the absence of any such agreement, shall have the meaning set forth in the Employer’s long term disability plan.

(t)	“Release of Claims”: The form of general release, as described in Section 5, to be executed by a Participant as a condition to receiving any Severance Benefits under the Plan.

(u)
“Severance Benefits”: The benefits payable to or in respect of a Participant upon a Qualifying Termination, as specified in Section 6 of the Plan. A Participant’s right to receive Severance Benefits under the Plan or to retain any Severance Benefits earlier received shall in each case be subject to Section 8 of the Plan.

(v)	“Stock Incentive Plan”: The Company’s Stock Incentive Plan, as amended from time to time, including any successor.

(w)	“Specified Employee”: A “specified employee” as determined under the “Tax Matters” appendix to the Plan.

(x)	“Subsidiary”: Any corporation in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.
APPENDIX B

Tax Matters

All Severance Benefits are subject to reduction for applicable tax and other legally or contractually required withholdings and are conditioned upon a Participant’s making arrangements satisfactory to the Administrator for full satisfaction of any such tax or other withholdings.

Severance Benefits under the Plan are intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (“Section 409A”), or the requirements for exemption from Section 409A, and shall be construed and administered accordingly. Nothing in the Plan is intended to constitute a material modification to any Covered Benefit that is “grandfathered” for purposes of determining the applicability of Section 409A. In no event shall the Employer or the Administrator be liable for any tax, penalty, or other loss in connection with any failure or alleged failure to comply with Section 409A or an exemption therefrom. It is intended that no person shall have a “legally binding right” (within the meaning of Section 409A) to Severance Benefits other than an employee who has satisfied all of the Plan’s eligibility requirements (including the requirement to enter into a Participation Agreement, if applicable). The following provisions will apply to the extent Severance Benefits are non-exempt deferred compensation subject to the requirements of Section 409A (“Deferred Compensation”), as determined by the Administrator, notwithstanding anything in the Plan or any Participation Agreement to the contrary:

(a) “Separation from service” required. All references in the Plan and any Participation Agreement to “termination of employment” or similar or correlative phrases shall be construed to require a “separation from service” (within the meaning of Section 409A) from the Employer and from all other corporations and trades or businesses, if any, that would be treated as a “service recipient” with the Employer under Section 409A. Any written election by the Administrator for purposes of determining whether a “separation from service” has occurred under Section 409A (subject to any applicable limitations therein) shall be deemed part of this Plan.

(b) Installment payments. Any right to Deferred Compensation that would be paid in a series of installment payments is to be treated as a right to a series of separate payments.

(c) Six-month delay for “specified employees”. If a Plan participant is a “specified employee” at the relevant time (as determined by the Administrator in accordance with Section 409A) (the “Severance Event”), Deferred Compensation that would (but for this sentence) be payable within six months following such Severance Event shall instead be accumulated and paid, without interest, on the date that follows the date of such Severance Event by six (6) months and one day (or, if earlier, the date of the Participant’s death). A “specified employee” means an individual who is determined by the Administrator to be a specified employee within the meaning of Section 409A. Any written election by the Administrator for purposes of determining “specified employee” status under Section 409A (subject any applicable limitations therein) shall be deemed part of the Plan.

(d) Release requirement and timing of payments. If the timing of the payment or commencement of Deferred Compensation is contingent upon the expiration of all applicable rights of revocation with respect to any Release of Claims and if the designated period within which such Release of Claims can be revoked begins in one calendar year and ends in the next calendar year, such Deferred Compensation shall be paid or commence, if at all, in the next calendar year.